    As filed with the Securities and Exchange Commission on March 22, 2001
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              __________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            V. I. TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                              __________________


              Delaware                                       11-3238476
     (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                   Identification Number)


                              134 Coolidge Avenue
                        Watertown, Massachusetts 02472
                                (617) 926-1551
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 John R. Barr
                     President and Chief Executive Officer
                              134 Coolidge Avenue
                           Watertown, Massachusetts
                                (617) 926-1551

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:
                            STEVEN N. FARBER, ESQ.
                              Palmer & Dodge LLP
                               One Beacon Street
                         Boston, Massachusetts  02108
                                (617) 573-0100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
        Title of each Class                            Amount       Proposed Maximum     Proposed Maximum       Amount of
        of Securities to be                             to be         Offering Price     Aggregate Offering    Registration
             Registered                              Registered (1)    Per Share (2)          Price (2)           Fee(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..........      1,666,667            $6.96           $11,601,669             $2,901
============================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers any additional shares of common stock issuable with respect to the registered shares as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share indicated equals the average of the high and low prices for the common stock on March 19, 2001, as reported by the Nasdaq National Market.

(3) Computed pursuant to Rule 457(c) based on the average of the high and low prices for the common stock on March 19, 2001, as reported by the Nasdaq National Market

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED MARCH 22, 2001

                                  PROSPECTUS

                            ======================

                               1,666,667 Shares



                           V. I. TECHNOLOGIES, INC.

                                 Common Stock

                            ======================

   This prospectus relates to 1,666,667 shares of our common stock, $.01 par value per share, that may be offered and sold from time to time by the State of Wisconsin Investment Board.

   We will not receive any of the proceeds from the sale of the shares by the State of Wisconsin Investment Board.

   Our common stock is listed on the Nasdaq National Market under the symbol "VITX." On March 20, 2001, the last reported sale price of our common stock as reported on the Nasdaq National Market was $7.00 per share.

                             _____________________

   An investment in our common stock involves risks. You should carefully read and consider the "Risk Factors" beginning on page 4 of this prospectus.

                            ______________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             _____________________

   The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sales is not permitted.

                            ______________________

                THE DATE OF THIS PROSPECTUS IS MARCH __, 2001.

SUMMARY............................................................   3
RISK FACTORS.......................................................   4
FORWARD-LOOKING STATEMENTS.........................................  14
USE OF PROCEEDS....................................................  15
SELLING STOCKHOLDER................................................  15
PLAN OF DISTRIBUTION...............................................  16
LEGAL MATTERS......................................................  18
EXPERTS............................................................  18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................  18
WHERE YOU CAN FIND MORE INFORMATION................................  19

                                    SUMMARY


     This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out elsewhere in this prospectus and incorporated by reference into this prospectus, including our financial statements.

V. I. TECHNOLOGIES, INC.

     We are a developer of products designed to ensure a safer transfusion blood supply. Our work has produced INACTINE(TM) Pathogen Inactivation, a technology that inactivates blood-borne pathogens. Our INACTINE(TM) Pathogen Inactivation red blood cell product, currently in a Phase II clinical trial, is designed to inactivate pathogens contained in red blood cells, the largest transfusion market segment. In pre- clinical studies, INACTINE(TM) has demonstrated a broad spectrum of pathogen inactivation, including both enveloped and non-enveloped viruses and bacteria, while having minimal effect on the therapeutic properties of the red blood cells. The Phase I study on INACTINE(TM) treated red blood cells confirmed their functionality in healthy volunteers.

     Our Affinity Purification technology platform utilizes the unique interaction of one molecule with a second, complementary binding molecule, known as a "ligand." The ligand is affixed to a column via an insoluble material or matrix. The complex mixture, such as plasma, is poured through the column and the targeted molecule binds to the immobilized ligand, allowing a purified mixture to move through and out of the column. Our Universal PLAS+SD product, currently in Phase III clinical trials, is the initial product from our Affinity Purification technology platform. Universal PLAS+SD uses proprietary ligands attached to affinity columns to remove the antibodies that make plasma blood-type specific.

     We maintain development and commercialization arrangements with Pall Corporation, Amersham Pharmacia Biotech, Haemonetics, Inc., the American National Red Cross and Bayer Corporation. Our mission is to achieve the global availability of the safest blood products. Our business strategy is to leverage our portfolio of technologies and strong scientific team to be a leader in providing innovative pathogen inactivation solutions for blood products worldwide.

     This prospectus contains our trademarks, VITEX(TM) and INACTINE(TM). Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. We were incorporated in Delaware in December 1992.

EXECUTIVE OFFICES

     Our executive offices are located at 134 Coolidge Avenue, Watertown, Massachusetts 02472 and the telephone number for our executive offices is (617) 926-1551.

                                 RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks involved in making this investment. You should carefully consider the following risk factors and other information in this prospectus, as well as information found in our SEC filings, before investing in our common stock.

We cannot guarantee that we will be able to successfully develop and commercialize our INACTINE(TM) technology for inactivating pathogens in red blood cells, our Universal PLAS+SD plasma product or any of our other products under development, and if we fail to develop and commercialize any of these products in a timely manner our revenues will be less than anticipated in the future.

     Our success depends on the timely commercialization of our pathogen inactivation products under development, including products based on our INACTINE(TM) technology. We cannot ensure that these products will be successfully developed or commercialized in a timely manner, or at all. Our INACTINE(TM) pathogen inactivation product for red blood cells is currently in a Phase II clinical trial. Our Universal PLAS+SD plasma product is currently in Phase III clinical trials. Neither of these products will generate product revenues for us unless we successfully complete their development and commercialization, including obtaining approval from the FDA for marketing of these products in the United States and approval of regulatory authorities in other countries for marketing outside the United States. Successful commercialization of the INACTINE(TM) red blood cell product, Universal PLAS+SD and our other products under development depends on our ability to:

     .    complete their development in a timely fashion;

     . obtain and maintain patents or other proprietary protections for the technology used in the products;

     .    obtain required regulatory approvals;

     . implement efficient, commercial-scale manufacturing processes to produce the products;

     . establish a presence in the relevant product markets before our competitors;

     . successfully obtain reimbursement from health maintenance organizations and other medical coverage providers for sales of our products; and

     . establish and maintain effective sales, marketing, distribution and development collaborations.

     If we fail to achieve any of the factors set forth above we will likely be unsuccessful in commercializing our INACTINE(TM) product for red blood cells, our Universal PLAS+SD product, or our other product candidates and we will not be able to realize revenues from these products, which in turn will damage our business.

Even if we are able to develop and commercialize our products in a timely manner, there is no guarantee that we will gain market acceptance for our products, and if we fail to gain market acceptance for the products we develop, we may realize significantly lower revenues for those products than we anticipate.

     Achieving market acceptance for our products depends on our ability to demonstrate their safety, efficacy and cost-effectiveness. We expect our virally inactivated products to be priced higher than corresponding non-virally inactivated products, and as such sales of those products will depend on our ability to convince patients, doctors, health care providers, blood centers and other participants in the blood products market to pay for the additional cost of these products. Although end customer sales of PLAS+SD, our first generation transfusion plasma product, by the American Red Cross have risen since the product was first introduced in May of 1998, end-user market penetration has increased at a slower rate than anticipated and as a result we have realized lower revenues from sales of this product than we had anticipated. There is no guarantee that any of our future products will not face similar difficulties, resulting in lower product revenues to us than we planned.

We are dependent on obtaining additional financing or other sources of funding to continue our research and development operations, and if we fail to obtain such additional financing or funding on reasonable terms we will be unable to maintain the current level of our research and development efforts.

     To date we have incurred losses from our operations. Our funds have come from private placements of equity, our initial public offering, debt financing, capital lease financings, payments from our collaborators and revenues from our plasma fractionation and PLAS+SD businesses. Despite our product revenues from plasma fractionation and PLAS+SD, our research and development activities continue to consume significantly more funding than we generate. We anticipate that our research and development programs for INACTINE(TM) red blood cells, Universal PLAS+SD and our other products under development will continue to consume more resources than we generate from our product sales and payments from our collaborators. In fact, we anticipate that our spending levels will further increase as we move ahead in our clinical development programs. If we are unable to obtain funding sufficient to maintain our product development efforts we will be required to scale back those efforts, which will in turn reduce our ability to develop and commercialize products and delay the generation of revenue in the future.

As part of our corporate strategy we are pursuing a divestiture of our plasma operations and if this divestiture is successful, we will only retain our research and development activities, without a source of current product revenue, thereby increasing our dependence on outside sources of funding.

     In order to accomplish our strategic objective of focusing on the development and commercialization of INACTINE(TM) red blood cells and our other products under development, and to generate additional funds to support our development and commercialization efforts for those products and potential additional products using the same technology platforms, we signed a letter of intent in February 2001 for a divestiture of our plasma operations. The plasma operations which we contemplate selling consist of the production of intermediate plasma fractions and virally inactivated transfusion plasma, PLAS+SD. There is no guarantee that this transaction will be successfully consummated and the closing of the transaction is contingent upon a number of factors, including satisfactory completion by the potential acquirer of due diligence, obtaining financing and any required consents and approvals, and final negotiation of mutually agreeable terms. Subsequent to a consummation of the proposed transaction, as it is currently contemplated, we expect that our operations will consist of our research and development activities and our revenue would be derived solely from partner research funding. As such, a divestiture of our plasma operations, which today are our only source of product revenues, may make us more dependent on obtaining additional outside funding in the future to continue our development efforts.

Our products are subject to extensive government regulation which lengthens the time and cost involved in our product development efforts and makes the results of those efforts more uncertain, increasing the chance that our business will suffer from the inability to develop successful products in a timely manner.

     Our products are subject to extensive regulations by the federal government, principally the FDA, and state, local and non-U.S. governments. Such regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of blood products. The process of obtaining regulatory approvals is generally lengthy, expensive and uncertain. Satisfaction of pre-market approval or other regulatory requirements of the FDA, or similar requirements of non-U.S. regulatory agencies, typically takes several years, depending upon the type, complexity, novelty and intended purpose of the product in question.

     The regulatory process includes pre-clinical studies and clinical trials of each product to establish its safety and efficacy, and may include post-marketing studies requiring that we spend substantial resources. The results from pre-clinical studies and early clinical trials conducted by us will not ensure that results obtained in later clinical trials will be acceptable, and we cannot ensure that clinical trials will demonstrate sufficient safety and efficacy to obtain required marketing approvals. Many factors may delay the rate of completion of our clinical trials, including slower than anticipated patient enrollment or adverse events occurring during the clinical trials. Data obtained from pre-clinical and clinical activities is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon many factors, including changes in regulatory policy during the period of product development.

     Our clinical development plan for virally inactivated cellular products, including INACTIVE(TM) red blood cells, assumes that only data from laboratory studies, not from human clinical trials, will be required to demonstrate efficacy in inactivating pathogens, and that clinical trials for these products will instead focus on demonstrating therapeutic efficacy, safety and tolerability of treated blood components. Although we have held discussions with the FDA concerning the proposed clinical plan for these products, we cannot ensure that this plan of demonstrating safety and efficacy will ultimately be acceptable to the FDA or that the FDA will continue to believe that this clinical plan is appropriate.

     Any delays in obtaining required regulatory approvals for our products will delay our ability to commercialize those products and obtain revenue from their sale. In addition, the failure to obtain regulatory approvals for products would mean that substantial resources we have invested will not result in product revenue to us.

We rely heavily on a single manufacturing facility and do not have redundant manufacturing equipment, which means that any damage to or interruption with our facility or equipment will harm our ability to produce products and generate revenue.

     We operate a single manufacturing facility. Any catastrophic event that interrupts production at this facility would prevent us from producing products and generating revenue from such products. In August 1996, our fractionation equipment malfunctioned, resulting in $5.1 million of losses. This consisted of $4.1 million in replacement costs paid to Bayer Corporation for plasma which was damaged and $1.0 million of unrecoverable processing costs. We cannot ensure that fractionation equipment will not malfunction in the future, resulting in additional unanticipated costs. In addition, to achieve the level of production of PLAS+SD required under the agreement with the Red Cross, we must operate a single, highly customized filling machine for extended periods without interruption. Any significant damage to, or malfunction of, this filling machine that cannot be repaired would require us to replace the machine. It could take as long as 18 months to construct a replacement machine. While we do possess casualty insurance which we believe to be consistent with industry standards, any extended interruption in the production of plasma fractions or PLAS+SD would damage our ability to generate revenues and cost us money, thereby harming our business.

We rely on strategic collaborators and distribution agreements for the successful commercialization of our products and if we fail to maintain these relationships or our strategic collaborators are unsuccessful in their efforts, our product development efforts and product sales will suffer and our business will be harmed.

     If we fail to maintain existing strategic alliances for whatever reason and to secure new alliances, this failure will delay our product development and commercialization efforts. We are dependent on strategic collaborators for sales, marketing and distribution support and for the development of certain products and product candidates. We have entered into:

     . an agreement with Bayer Corporation to process plasma fractions from plasma supplied by Bayer Corporation;

     . an agreement with the American National Red Cross for the distribution of our virally inactivated transfusion plasma, PLAS+SD;

     . an agreement with Pall Corporation for the development, sale, marketing and distribution of any system incorporating our INACTINE(TM) pathogen inactivation technology for red blood cell concentrates; and

     . an agreement with Amersham Pharmacia Biotech (APB) for marketing our INACTINE(TM) compounds in the fields of biopharmaceuticals and plasma derivatives.

     Our success depends, to a large extent, upon the efforts and success of our collaborators in marketing our products. Our collaborators may be unable to satisfy minimum purchase requirements or achieve projected sales levels under our collaborative arrangements. The failure of our collaborators to achieve anticipated product sales will result in lower product revenues for us and could also result in the termination of these agreements, forcing us to spend time and resources developing other collaboration relationships. In addition, we may need to seek new collaborators or alliances to sell and distribute future products. If our efforts to find and maintain successful collaboration relationships fails we will have to expend resources establishing our own direct commercialization and marketing capabilities.

     Securing new corporate collaborators is a time-consuming process, and we cannot guarantee that the negotiations with new collaborators will yield positive results. We also cannot make any assurances that if we find additional corporate collaborators to assist in the commercialization of any of our existing or new product candidates, that the terms of the arrangements will be favorable to us. In addition, we cannot ensure that strategic collaborators will not decide to distribute other products that compete directly with us or new products developed by competitors that may prove to be more effective, cost-efficient alternatives. If our collaborators devote efforts to distributing competing products, the sales of our products, and the revenues generated from those sales, will likely be lower than we anticipate.

     Lastly, our collaborative agreements require that we meet certain research and development and commercialization milestones. In the case of each of these agreements, our failure to achieve one or more of these milestones on a timely basis could delay or eliminate our receipt of funding and revenues under these agreements and as such would damage our business.

One of our products was recalled in 1999, resulting in significant cost to us, and our products may be recalled in the future, resulting in additional costs to us and potential damage to the market acceptance of our products, either of which would harm our business.

     After the end of the first quarter of 1999, in connection with PLAS+SD Phase IV safety studies, we observed several seroconversions to parvovirus B-19 in healthy volunteers who received PLAS+SD from two production lots. These production lots were found to contain high concentrations of the virus. Although there was no evidence of clinical disease typical of parvovirus B-19 associated with these seroconversions, on April 16, 1999, we initiated a voluntary recall of thirty-seven lots of PLAS+SD which contained moderate to high levels of parvovirus B-19 DNA. The recall was completed on May 12, 1999. We recorded one-time costs of $2.6 million associated with that recall of PLAS+SD. In addition, we did not make approximately $2.0 million in minimum shipments of PLAS+SD which were required under our contract with the Red Cross in that quarter, due to production delays caused by the recall. We cannot ensure that we will not face future product recalls which could result in significant costs to us and damage the perception of the safety of our products, which would in turn likely reduce market demand for our products. Either of these outcomes would harm our business.

Our business is subject to competing technologies and rapid technological change, and technological developments by others or our inability to keep up with technological change may result in our products becoming obsolete or non-competitive before generating significant revenue for us, thereby harming our business.

     The fields of transfusion medicine and therapeutic use of blood products are characterized by rapid technological change. Accordingly, our success will depend, in part, on our ability to respond quickly to such change through the development and introduction of new products. Product development involves substantial investments of time and resources and entails a high degree of risk as there is no assurance that technological advances will not make a product obsolete, even before its development is complete.

     We expect that there will be significant competition for all of our products. Any such product, once approved for marketing, would compete with current approaches to blood safety, including screening, donor retesting and autologous (i.e., self) donations, as well as with future products and systems developed by medical technology, biopharmaceutical and hospital supply companies, national and regional blood centers, or certain governmental organizations and agencies. Many companies and organizations that are competitors or may be potential competitors of ours in the future have substantially greater financial and other resources than us and may have more experience than us in conducting pre-clinical studies and clinical trials and other regulatory approval procedures.

     Our competitors may:

     .    develop safer, less expensive or more therapeutic products;

     .    implement more effective approaches to sales, marketing or distribution; or

     .    establish superior proprietary positions.

     We may invest significant resources in product development only to have technological advances or competing products make our products obsolete or uncompetitive, thereby depriving us of revenues and harming our business.

We are at risk for product liability claims and any such claims may result in liability and harm our business.

     Our operations are exposed to the risk of product liability claims and we cannot guarantee to you that we will not experience losses due to any such claims. We maintain product liability insurance coverage but there is no guarantee that such insurance will continue to be available to us on a cost-effective basis and that such insurance will be adequate to cover any or all of our potential claims. In the event that a claim is brought against us, liability for damages beyond the extent of our coverage under our insurance policy, combined with the expense of any potential litigation relating to such claim, could result in substantial monetary cost to us and diversion of our management, both of which would significantly harm our business. In addition, product liability claims could damage the market perception of our products and thereby reduce demand for our products, which in turn would reduce our revenues.

Our failure to obtain and maintain patents and protect our proprietary technologies may harm our business and we may incur significant costs associated with defending our proprietary technologies.

     Our success depends, in part, on our ability to:

     .    develop proprietary products and technologies;

     .    obtain and maintain patents protecting those technologies;

     .    protect our trade secrets;

     .    operate without infringing upon the proprietary rights of others; and

     .    prevent others from infringing on our proprietary rights.

     We have patents and patent applications, as well as exclusive licenses to patents and patent applications held by other parties, covering critical components of our pathogen inactivation technologies. However, we cannot assure you that any patents owned by or licensed to us will afford protection against our competitors or that any pending patent applications now or hereafter filed by or licensed to us will result in patents being issued. In addition, the laws of certain non-U.S. countries do not protect intellectual property rights to the same extent as do the laws of the United States. If our patents and proprietary rights are challenged, invalidated or circumvented, or otherwise fail to protect our technologies, our competitive position and business may be harmed.

     In addition, we cannot guarantee that our competitors will not obtain patent protection or other intellectual property rights that would limit our ability to use our technology or commercialize products that may be developed. If any of our planned or potential products are covered by patents or other intellectual property rights held by others, the continued development and marketing of such products would require a license under such patents or other intellectual property rights. We cannot ensure that such required licenses will be available on acceptable terms, if at all.

     We may need to litigate to defend against or assert such claims of infringement; to enforce patents issued to us, to protect trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. Any such litigation or interference proceedings could result in substantial costs and diversion of our management's efforts and time, thereby harming our business.

Our success in realizing significant revenues on products we commercialize is dependent on third-party reimbursement being available for those products, and if third party reimbursement is not available, the sales of our products, and the revenue realized from such sales, will likely suffer.

     Successful commercialization of our products is, in part, dependent on the reimbursement policies of third-party payors. Failure by doctors, hospitals and other users of our products to obtain reimbursement from managed care organizations, private health insurers, government authorities and other medical cost reimbursement channels would lessen our ability to sell our products and realize revenues.

Our stock price is subject to volatility, which makes the value of an investment in our stock uncertain.

     Our stock price, like that of many other companies in the industry, is subject to significant volatility. Our stock price may be affected by, among other things:

     . clinical trial results and other product development related announcements by us or our competitors;

     . announcements and decisions made by public officials and other regulatory matters;

     .    announcements in the scientific and research community;

     . developments concerning our intellectual property rights, including patent and legal matters;

     .    changes in reimbursement policies or medical practices;

     . broader industry and market trends unrelated to our performance, including changes in market valuations for companies similar to us;

     .    sales of substantial amounts of our stock by existing stockholders.

     . announcements by us of significant acquisitions, strategic partnerships, joint ventures, capital commitments or other significant transactions; and

     .    additions or departures of key personnel.

     In addition, if our revenues, research and development spending, earnings or other measures of performance in any period fail to meet the investment community's expectations, or the investment community otherwise revises its estimates concerning our performance and prospects, we could experience a decline in our stock price.

     In general, decreases in our stock price would reduce the value of our stockholders' investments and could limit our ability to raise necessary capital or make acquisitions of assets or businesses. Furthermore, if one or more stockholders instituted litigation on the basis of a decline in our stock price, it could result in substantial costs to us and would divert our management's attention and resources.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

     Our directors, executive officers, significant stockholders and their respective affiliates control a significant majority of our outstanding common stock. As a result, these persons, acting together, may have the ability to control our management and affairs and to determine the outcome of matters submitted to our stockholders for approval, including:

     .    the election and removal of directors;

     .    the amendment of our charter and bylaws; and

     . the approval of mergers, consolidations or sales of all or substantially all of our assets.

     This concentration of ownership of our stock may harm the market price of our stock in a number of ways, including by:

     .    delaying, deferring or preventing a change in control of us;

     . impeding a merger, consolidation, takeover or other business combination involving us; or

     . discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us in a transaction which may offer a premium to our investors for their stock.

Anti-takeover provisions in our charter documents, bylaws and under Delaware law may make an acquisition of us more difficult, which may potentially suppress our stock price or the amount our investors could realize on their investment.

     We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control more difficult, even if our stockholders desire a change in control. The market value of our stock may be suppressed or decline as a result of preventing changes in control. Our anti-takeover provisions include provisions in our by-laws providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in our certificate of incorporation providing that our stockholders may not take action by written consent.

     Additionally, our board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that we issue. As a result, our issuance of preferred stock could cause the market value of our common stock to decline and could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

     Our charter also provides for the classification of our board of directors into three classes and provides that our directors may only be removed from office for cause. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us in a transaction offering a premium to our investors because it is more difficult for our stockholders to replace a majority of our directors.

     Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use this provision to prevent changes in our management.

     In addition, there is no guarantee that our board of directors will not adopt additional anti-takeover measures in the future which would harm the price of our stock.

The sale of a substantial number of our shares could cause the market price of our stock to decline.

     The sale by us or the resale by our stockholders of shares of our stock could cause the market price of our stock to decline. As of March 14, 2001, we had 22,464,554 shares of common stock outstanding. All of these shares are eligible for sale on the Nasdaq National Market, although certain of the shares are subject to sale volume and other limitations.

     We have filed registration statements to permit the sale of approximately 2,400,000 shares of common stock under our equity incentive plan, approximately 1,000,000 shares under our supplemental stock option plan, approximately 89,445 shares of common stock under our employee stock purchase plan and approximately 150,000 shares under our director stock option plan. As of March 20, 2001, options to purchase 2,626,417 shares of our stock upon exercise of options with a weighted average exercise price per share of $6.78 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant. As of March 20, 2001, warrants to purchase 15,812 shares of our stock with a weighted average exercise price per share of $5.38 were outstanding.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project" and similar terms and include statements about our:

     .    product research and development activities;

     .    the efficacy of our products in inactivating pathogens in blood;

     .    plans for regulatory filings;

     .    receipt of regulatory approvals;

     .    cash needs;

     .    plans for sales and marketing;

     .    results of scientific research;

     .    implementation of our corporate strategy; and

     .    financial performance.

     These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

                              SELLING STOCKHOLDER

     We issued the shares of common stock offered in this prospectus to the State of Wisconsin Investment Board pursuant to a share purchase agreement dated March 1, 2001. In connection with the sale, we agreed to register the shares of common stock for resale under the Securities Act of 1933.

     The following table sets forth the number of shares of common stock owned by the selling stockholder before and after the offering, assuming that the selling stockholder sells all of the common stock offered for sale under this prospectus and makes no other purchases or sales of our common stock. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. See "Plan of Distribution."


                                                                                               Shares Beneficially
                                          Shares Beneficially Owned      Shares Offered             Owned after
                                             before Offering  (1)       pursuant to this        this Offering (1)(3)
     Name of Selling Stockholder            Number           Percent     Prospectus (2)      Number           Percent
     ---------------------------            ------           -------     --------------      ------           -------
State of Wisconsin Investment Board        1,816,667           8.09%        1,666,667        150,000           0.67%
   121 East Wilson Street
   Madison, WI 53702

____________

(1) The selling stockholder listed in the table has sole voting and investment power with respect to the shares beneficially owned by it. The percentage of shares beneficially owned before and after the offering is based on the 22,464,554 shares of our common stock which were outstanding as of March 14, 2001.

(2) This registration statement also covers any additional shares of common stock which become issuable with respect to the listed shares as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the outstanding number of shares of common stock.

(3) Assumes that all of the shares offered by the selling stockholder will be sold in this offering.

                             PLAN OF DISTRIBUTION

     We have filed with the Securities and Exchange Commission the registration statement, of which this prospectus forms a part, with respect to the resale of the shares owned by the selling stockholder from time to time. As used in this prospectus, "selling stockholder" includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, pledge, partnership or liquidating distribution or other non-sale related transfer after the date of this prospectus. If we are notified by a donee, pledgee, transferee or other successor-in-interest that it intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

     We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, and selling commissions. The selling stockholder will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

     The selling stockholder, its pledgees, donees, distributees, transferees or other successors- in-interest may sell the shares from time to time in one or more types of transactions:

     .    on the Nasdaq National Market;

     .    on any market in which our common stock is then traded;

     .    with broker-dealers or third parties (including block sales);

     .    in privately negotiated transactions;

     . through put or call options transactions or other hedging arrangements relating to the shares;

     .    through short sales of the shares; or

     .    through a combination of these methods of sale.

     The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at fixed prices, at negotiated prices or at a combination of these prices. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     The selling stockholder may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     We cannot assure that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholder. The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" as the term is defined in Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by them and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder or any other person. The foregoing may affect the marketability of the shares.

     The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that Rule.

     To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholder may be required to make in respect hereof. The selling stockholder has agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act of 1933.

     We have agreed with the selling stockholder to keep the registration statement, of which this prospectus is a part, effective for two years from the effective date of the registration statement, or until either (i) all the shares offered hereby have been sold by the selling stockholder or (ii) the selling stockholder can sell all of the shares offered hereby under Rule 144 of the Securities Act of 1933 without any volume restrictions.

                                 LEGAL MATTERS

     Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, is giving an opinion on the validity of the shares of common stock offered by this prospectus.

                                    EXPERTS

     Our financial statements appearing in our Annual Report (Form 10-K) as of December 30, 2000 and January 1, 2000 and for each of the years in the three year period ending December 30, 2000 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included therein and incorporated in this prospectus by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

     . Annual Report on Form 10-K for the year ended December 30, 2000, as filed with the SEC on March 14, 2001;

     .    Current Report on Form 8-K, as filed with the SEC on March 12, 2001;
          and

     . The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 13, 1998, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning Francesca DeVellis, Senior Director Investor Relations and Corporate Communications, at our principal executive offices, which are located at 134 Coolidge Avenue, Watertown, Massachusetts; Telephone: (617) 926-1551.

                      WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of certain information filed by us with the SEC are also available or our Website at http://www.vitechnologies.com. Our Website is not part of this prospectus. Our common stock is listed on the Nasdaq National Market.

     We have not authorized anyone else to give you any information or to represent anything not contained in this prospectus. We have not authorized anyone else to provide you with different information than that contained in this prospectus. This prospectus does not offer to sell or buy any shares in any jurisdiction where that would be unlawful.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The expenses in connection with the securities being registered are as follows:

SEC registration fee...........................................   $2,901.00
Accounting fees and expenses...................................   $1,000.00
Legal fees and expenses........................................   $5,000.00
                                                                  ---------
            TOTAL..............................................   $8,901.00

     All of the above expenses, except the SEC registration fee, are estimated, and we will pay all of the above expenses.

Item 15.  Indemnification of Directors and Officers

     Article NINTH of the Company's Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit.

     Article TENTH of the Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the board of directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

     Article V of the Company's By-laws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

     Section 102(b)(7) of the General Corporation law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation except to the extent indemnification is approved by a court.

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware and the By-laws of the Company, the Company maintains directors' and officers' liability insurance for its executive officers and directors against certain liabilities they may incur in their capacity as such.

     The Company has entered into agreements with all of its directors and executive officers affirming the Company's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 16.  Exhibits


   EXHIBIT                           DESCRIPTION OF DOCUMENT
   NUMBER                            -----------------------
   -------
     3.1       Restated Certificate of Incorporation of the Company. Filed as
               Exhibit 3.8 to the Registrant's Registration Statement on Form S-1, as amended (Registration Statement No. 333-46933) and incorporated herein by reference.

     3.2 Certificate of Amendment of Restated Certificate of Incorporation, dated November 12, 1999, filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 30, 2000, and incorporated herein by reference.

     3.3 Amended and Restated Bylaws of the Registrant, as amended. Filed herewith.

     4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended (Registration Statement No. 333-46933) and incorporated herein by reference.

     5.1       Opinion of Palmer & Dodge LLP.  Filed herewith.

     23.1      Consent of KPMG LLP, Independent Accountants.  Filed herewith.

     23.2 Consent of Palmer & Dodge LLP, included in the opinion attached as Exhibit 5.1 herewith.

     24.1      Power of Attorney, included on signature page.


Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that no filing will be made pursuant to paragraph (a)(1)(i) or
(a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Watertown, Commonwealth of Massachusetts, on March 22, 2001.

                              V. I. TECHNOLOGIES, INC.


                              By: /s/ John R. Barr
                                 -----------------------------------------
                                  John R. Barr
                                  President and Chief Executive Officer

     We, the undersigned officers and directors of V. I. Technologies, Inc., hereby severally constitute and appoint John R. Barr and Thomas T. Higgins and each of them singly, our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including pre- and post-effective amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                              Title                                         Date
         ---------                              -----                                         ----

/s/ Samuel K. Ackerman, M.D.          Chairman and Director                               March 22, 2001
-------------------------------
Samuel K. Ackerman, M.D.


/s/ John R. Barr                      President, Chief Executive Officer and              March 22, 2001
-------------------------------       Director (PrincipaL Executive Officer)
John R. Barr


/s/ Thomas T. Higgins                 Chief Financial Officer and Executive Vice          March 22, 2001
-------------------------------       President, Operations (Principal Financial
Thomas T. Higgins                     and Accounting Officer)


/s/ David Tendler                     Director                                            March 22, 2001
-------------------------------
David Tendler


/s/ Jeremy Hayward-Surry              Director                                            March 22, 2001
-------------------------------
Jeremy Hayward-Surry


/s/ Peter D. Parker                   Director                                            March 22, 2001
-------------------------------
Peter D. Parker


/s/ Damion E. Wicker, M.D.            Director                                            March 22, 2001
-------------------------------
Damion E. Wicker, M.D.


/s/ Richard A. Charpie, Ph.D.         Director                                            March 22, 2001
-------------------------------
Richard A. Charpie, Ph.D.


/s/ Irwin Lerner                      Director                                            March 22, 2001
-------------------------------
Irwin Lerner


/s/ Bernard Horowitz, Ph.D.           Director                                            March 22, 2001
-------------------------------
Bernard Horowitz, Ph.D


/s/ Doros Platika, M.D.               Director                                            March 22, 2001
-------------------------------
Doros Platika, M.D.


/s/ Joseph  M. Limber                 Director                                            March 22, 2001
-------------------------------
Joseph M. Limber

                                 EXHIBIT INDEX


EXHIBIT                            DESCRIPTION OF DOCUMENT
NUMBER                             -----------------------
------
  3.1     Restated Certificate of Incorporation of the Company. Filed as Exhibit
          3.8 to the Registrant's Registration Statement on Form S-1, as amended (Registration Statement No. 333-46933) and incorporated herein by reference.

  3.2 Certificate of Amendment of Restated Certificate of Incorporation, dated November 12, 1999, filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 30, 2000, and incorporated herein by reference.

  3.3 Amended and Restated Bylaws of the Registrant, as amended. Filed herewith.

  4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended (Registration Statement No. 333-46933) and incorporated herein by reference.

  5.1     Opinion of Palmer & Dodge LLP.  Filed herewith.

  23.1    Consent of KPMG LLP, Independent Accountants.  Filed herewith.

  23.2    Consent of Palmer & Dodge LLP, included in the opinion attached as
          Exhibit 5.1 herewith.

  24.1    Power of Attorney, included on signature page.